Exhibit 10.2
CYXTERA TECHNOLOGIES, INC.
KEY EMPLOYEE RETENTION PLAN

1.Purpose. This Cyxtera Technologies, Inc. (the “Company”) Key Employee Retention Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.
2.Effective Date. The Plan is effective as of April [ ], 2023 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until terminated by the Company (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.
3.General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.
4.Definitions. For purposes of this Plan:
(a)“Board” means the Company’s Board of Directors.
(b)“Cause” shall mean your (i) material breach of your duties and responsibilities, which is not remedied promptly after the Company gives you written notice specifying such breach, (ii) commission of a felony, (iii) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (iv) significant violation of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.
(c)“Committee” means the Compensation Committee of the Board.
(d)“Company Group” means the Company and its direct and indirect subsidiaries.
(e)“Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(f)“Periodic Retention Opportunity” shall mean, in the case of any Participant, the bonus payable to such Participant under the Plan for the applicable Retention Period, as determined by the Committee.
(g)“Qualifying Termination” shall mean the termination of the Participant’s employment by the Company for any reason other than (i) Cause or (ii) the Participant’s death or disability.
(h)“Retention Period” means each of the following four periods during the Term: (i) January 1, 2023 through June 30, 2023, (ii) July 1, 2023 through August 31, 2023, (iii) September 1, 2023 through October 31, 2023, and (iv) November 1, 2023 through December 29, 2023.
5.Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Periodic Retention Opportunity with respect to each Retention Period.
6.Term of Participation.
(a)Subject to the provisions of this Plan, each Participant shall earn a Periodic Retention Opportunity as of the end of each Retention Period so long as the Participant remains employed by the Company Group through the end of the applicable Retention Period (except as provided otherwise in Section 6(d) below).
(b)The Participant shall not be eligible to earn a Periodic Retention Opportunity with respect to any time period following the end of the Term.

(c)Any Periodic Retention Opportunity required to be made under this Plan shall be paid on a fully-vested basis by the Company as soon as possible after the end of the applicable Retention Period and in no event at a time later than shall be required by Code Section 409A (as defined below).
(d)In order to earn a Periodic Retention Opportunity for any Retention Period, a Participant must remain employed by the Company Group through the date on which the Periodic Retention Opportunity for the applicable Retention Period is paid. A Participant whose employment with the Company Group terminates for any reason (other than due to a Qualifying Termination) prior to the date on which the Periodic Retention Opportunity for the applicable Retention Period is paid shall forfeit the right to any Periodic Retention Opportunity for that Retention Period. A Participant whose employment with the Company Group is terminated by the Company Group due to a Qualifying Termination prior to the end of the applicable Retention Period, will be paid, on a fully-vested basis, a pro rata portion of the Periodic Retention Opportunity that would otherwise be required to be made under this Plan for the Retention Period, with such pro rata portion determined based on the number of days the Participant was employed with the Company Group during the applicable Retention Period. A Participant whose employment terminates due to a Qualifying Termination will not be eligible to receive any Periodic Retention Opportunity for any Retention Period that begins after the date of such Qualifying Termination.
(e)This Plan and each Participant’s eligibility to earn a Periodic Retention Opportunity hereunder will supersede and replace, and satisfy any and all obligations in respect of, each Participant’s 2023 annual or short-term incentive bonus opportunity.
    8. Plan Administration. This Plan shall be administered by the Company. The Company is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan. The Company shall have full power and authority to construe and interpret this Plan and any interpretation by the Company shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
(c)Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives Participant’s regular paycheck or by mail at the last known address of Participant in the possession of the Company. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Periodic Retention Opportunity payments shall be considered to be extraordinary, special incentive compensation, and will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.
(e)The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants regarding any Periodic Retention Opportunity for a Retention Period that has commenced as of the date of such action without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f)Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate Participant’s employment at any time or for any reason or to change the terms of Participant’s employment in any manner.
(g)Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)The administration of the Plan shall be governed by the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.
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IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.
CYXTERA TECHNOLOGIES, INC.
By:
Name:
Its: